DISTRIBUTORSHIP AGREEMENT


          Between             EXOLON-ESK COMPANY
                              1000 East Niagara Street
                              Tonawanda, New York  14150
                              (hereinafter referred to as the
          "Distributor")
          and
                              ELEKTROSCHMELZWERK KEMPTEN GMBH
                              Hanns-Seidel-Platz 4
                              D-81737 Munchen
                              (hereinafter referred to as "ESK")


          1.   Subject and Definitions
          1.1 Subject to the terms and conditions of this Agreement, ESK hereby appoints the Distributor its sole and exclusive Distributor of the products listed as follows: SIC MICRO GRITS F 280 and finer ("Products") in the Territory as defined in Section 1.2 hereof.

          1.2 The Territory shall be the United States of America and its territories (including the Commonwealth of Puerto Rico), Canada and Central America. Central America shall be part of the territory only under the provision that companies who had been customers of Distributor under this Agreement in the territory of the US and/or Canada transfer their activities to a Central American Country and provided that the Products for those former activities in the US and Canada have been supplied by Distributor.

          1.3 This Agreement shall become effective on January 1, 1998, and the initial term thereof shall expire on December 31, 1999; provided, however, that the term of this Agreement shall be automatically extended for an additional successive two years term, commencing on January 1, 1999, and each succeeding anniversary thereafter unless either party shall give written notice of termination by June 30 of the contract year of the original term or the renewal term hereof then in effect, in which event this Agreement shall terminate on the following December 31 of the same contract year.

          1.4 As used in this Agreement, "Buyer" shall mean the original ultimate purchaser or user of any of the Products, after purchase from Distributor or from any middleman, who has ultimately acquired the Product in question in any series of non-final sales originating with Distributor.

          2.   Promotion and Sale
          2.1 Distributor shall use its best efforts to develop and exploit the maximum sales potential for the entire line of the Products in the Territory.

          2.2 Distributor shall suitably promote the Products in the Territory through the appropriate means.

          2.3 Distributor shall maintain a sales force, which shall (a) be properly trained, (b) competently promote and sell the Products and (c) maintain the good will of customers throughout the Territory.

          2.4 ESK shall provide Distributor such technical assistance as may reasonably be required by Distributor in the promotion and sale of the Products, and the cost of such technical assistance shall be borne by ESK, except however that Distributor shall reimburse ESK for all travel, meal, lodging, and related out-of-pocket expenses incurred by personnel of ESK or its affiliates while in the Territory in providing such technical assistance when such assistance is requested by Distributor.

          2.5 ESK's and Distributor's personnel shall have the right periodically to visit each other. Both parties shall assist where necessary in making arrangements for such visits. Deficiencies in regard to proper storage of the inventory, prompt processing of customer orders, inquiries or complaints, appropriate limitation of warranties and liability (as previously agreed upon by the parties), and maintenance of appropriate inventory of Products noted during such visits to such centers or otherwise shall be remedied without delay by the responsible party.

          2.6 The parties shall consult with one another concerning each other's performance of its obligations under this section 2 and they shall render to each other such assistance as it deems appropriate.

          3.   Reports; Planning
          3.1 Not more than twenty-one (21) days after each June 30 and January 31, while this Agreement is in force, DISTRIBUTOR shall mail a report in writing to ESK. In such semi-annual report DISTRIBUTOR shall:
               (a) advise ESK of the inventories of the Products held, if any, at the end of the just-completed quarter, by classes and subclasses, in a form mutually agreed upon by the parties hereto, showing grade, size, and product type to the extent differentiated on each parties records, cost thereof and quantity on hand;
               (b) advise ESK of its anticipated requirements, if any, of the Products in the coming two calendar quarters; thereafter the parties shall jointly plan each other's inventory requirements, if any, and determine the quantities of the Products by classes and subclasses to be ordered by Distributor from ESK.

          3.2 In November of each year during the term of this Agreement, Distributor shall furnish ESK with a report on its marketing plans for the coming calendar year and setting forth the activities of the competition, the market for the Products, the price structure of the market, and reactions of its customers to the Products.

          3.3 Within ninety days (90) after the end of each fiscal year (or portion thereof) of Distributor falling within the term hereof, Distributor shall furnish to ESK a report of the total gross sales in tonnage with the average price per ton for each such Product during such year. ESK shall furnish to Distributor a report with their direct sales value in the Territory of such Products provided Distributor will furnish a similar report regarding sales of said Products purchased from other parties.

          4.   Prices, Payment, Sales and Delivery Terms
          4.1 Distributor will purchase the Products for its own account from ESK at the net list prices set by ESK for the Territory, CIF Tonawanda or CIF at other ports of entry of the Territory (based on the latest edition of INCO-terms). Title to the Products and risk of loss thereof shall pass from ESK to Distributor, irrespective of any agreement between them as to purchase of insurance or shipment terms, upon delivery by ESK of the Products to the carrier loaded on board at the port of shipment. The port of entry shall be mutually agreed upon by ESK and Distributor. Prices are subject to change from time to time by ESK upon sixty (60) days written notice to Distributor prior to the effective date of any such change. Price changes shall not apply to orders submitted before the expiration of the sixty-day period unless delivery is scheduled by Distributor to take place after such period expires, provided, however, that Distributor's scheduling of such delivery conforms to the normal and customary delivery schedules arranged between Distributor and ESK previously and is for normal and customary quantities of Products previously ordered by Distributor from ESK.

          4.2 Distributor shall be invoiced in American currency and payment of the invoice prices shall be made in such currency. Payment terms shall be net sixty (60) days from B/L. All bank fees and other charges and expenses shall be paid by buyer. Any sum not paid when due shall accrue interest at a varying rate equal to three points above the varying discount rate in effect from time to time as announced by the Federal Reserve. Any demand or collection of interest by seller shall not be deemed in lieu of any other claim for damages which seller may have.

          4.3 Terms and conditions of sale set forth in Section 6 shall be governed by the actual ESK General Conditions of Sale (Export), as by attached document A.

               Such terms and conditions may only be modified upon the parties' prior mutual written consent. Any terms and conditions appearing on any quotation, purchase order, or acknowledgment form of either party made hereto in connection with any sales transactions within the framework of this Agreement shall be without force or effect.

          4.4 In the event that either party intends to grant any lien or security interest in its inventory (other than machinery and parts inventory) to secure obligations of any kind, that party will, prior to such grant of any such lien or security interest, grant to the other party, as security for its payment to the other party of any and all amounts due under any section of this paragraph 4 or any other provision of this Agreement, including any and all attorney's fees and legal costs incurred in enforcing this Agreement or collecting any monies due for any reason, a first security interest and lien in their inventory to the extent such inventory is comprised of any Products sold or purchased pursuant to this Agreement, as well as all products derived from such Products, all rights of either party as a seller or a buyer of such Products or products derived from such Products under Article 2 of the Uniform Commercial Code, all such Products or products derived from the Products which are sold or transferred which have been subsequently returned, reclaimed or repossessed, and all proceeds thereof, including any cash or accounts receivable resulting from the sale or purchase of such inventory or proceeds of any insurance policy (collectively, the "Collateral"). Both parties agree to keep the inventory identified so that it can be distinguished from any goods not subject to this security interest, to keep such inventory insured against the customary casualties and risks for at least its replacement costs, to protect the inventory from waste, damage by the elements, theft and vandalism, and to pay all taxes of any kind which may be imposed upon the inventory or which, if not paid, could result in a lien upon the inventory. Both parties agree that in the event they intend to grant such lien or security interest to another, it will at any time and from time to time execute any financing and continuation statements reasonably requested by the other party to perfect or to continue the perfection of such security interest and further appoints the other party its attorney-in-fact to execute and file such financing and continuation statements if it fails to execute and deliver the same within 5 days after the same is requested. The parties warrant that such security interest shall be superior to any and all liens and encumbrances upon such Collateral. Failure of either party to observe the covenants and warranties of this Section 4.4, or to observe the other covenants, warranties and agreements of this Agreement, or to pay any sum when due under this Agreement shall constitute grounds, at its option, to declare all sums immediately due and owing and to exercise its rights under this Section 4.4. Any rights of the parties under this
               Section 4.4 are cumulative of any other rights and remedies which it may have at law or in equity.

          5.   Sales by ESK in the Territory
          5.1 Notwithstanding section 1 hereof and subject to the following conditions, ESK shall have the right after consulting with Distributor, to sell and to make delivery of the Products to those customers who ask to deal directly with ESK. In regard to such customers, ESK hereby appoints Distributor its exclusive sales representative for the Territory during the term hereof, and Distributor agrees to cooperate with ESK to promote and bring about such business between ESK and such customers who wish to deal directly with ESK, but the acceptance or refusal of such orders procured by Distributor from such customers for ESK shall in all instances be reserved to ESK, and ESK, not Distributor, shall establish the selling prices as well as the terms and conditions of sale and delivery to such customers, provided, however, that ESK shall not make such sales at prices which are less than the prices for Distributor for sales to its customers of the same product of the same quality in the same quantity and under the same delivery and payment terms.


          5.2 In such cases of direct sale by ESK, ESK shall pay to Distributor, in consideration of the performance of Distributor's obligations hereunder, a commission equal to 3% of the invoice amount during 2 (two) years and 2% for the subsequent years of the invoice amount charged by ESK to such customers (less freight, taxes, insurance, customs duties, and any discounts, rebates, and allowances) and in fact paid by such customers. If for any reason any orders shall remain unexecuted or unpaid after reasonable attempts at collection have been made by ESK, Distributor shall have no claim for any compensation or allowance with respect thereto.

          5.3 Notwithstanding Section 5.2 hereof, Distributor shall have no claim for commissions on triangle and switch business into third countries, nor shall any commission be paid to Distributor in the event that American, Central American (following section 1.2) or Canadian companies purchase Products, in their own name and on their own account, for direct or indirect shipment to a location outside the Territory.

          6.   Terms and Conditions of Sale and Delivery
          6.1 Any delivery dates given to Distributor by ESK are estimates only, and shall not bind ESK to ship or deliver the Products on the dates indicated, although ESK will use its best efforts to meet such delivery dates, and ESK shall not be liable for any direct, indirect, consequential or special damages as a result of delay. In the event that ESK fails to make delivery within the time agreed upon by ESK and Distributor, and within a reasonable period thereafter, Distributor's sole remedy shall be to cancel its order. ESK reserves the right to make partial shipments of the Products ordered and to submit separate invoices to Distributor for such partial shipments.

          6.2 If Distributor shall default in the timely performance of its obligations in regard to any order or invoice, or any partial shipment under a larger order, ESK may suspend its performance under any subsequent order or in regard to any further partial shipments under such larger order unless and until Distributor shall have cured such default.

          6.3 The term "force majeure" means any cause not within the reasonable control of the party affected thereby, including without limitation acts of God, fire, flood, explosion, riot, rebellion, revolution, strikes or labor disturbances, war, embargoes, shortages or raw materials or transportation or fuel or electric power, failure or destruction of production facilities, and any governmental decree. The occurrence of force majeure shall not excuse either party from the performance of its obligations to the other party, but shall only suspend the same during the continuance of the force majeure. If any force majeure shall prevail for 45 consecutive days, either party shall have the right to terminate at once by written notice to the other party that portion of any order between Distributor and ESK which is still fully executory on the part of both parties. Neither party shall be liable to the other party for any direct, indirect, consequential, incidental or special damages arising out of or relating to the suspension or termination of any contractual relationship between the parties as a result of force majeure; the occurrence and the termination of such force majeure shall be promptly communicated to the other party.

          6.4 The provisions hereof may be changed by specific written agreement as regards any individual case.

          7.   Expenses of Performance
               Unless otherwise herein provided, each of the parties hereto shall bear the entire cost of performing its obligations hereunder.

          8.   Limitation of Warranty
          8.1 ESK warrants only that the Products sold to Distributor under this Agreement will meet ESK's specifications or the relevant sample or any independent standard expressly accepted by ESK, under normal use in accord with ESK's specifications and instructions. If any failure to conform to this warranty is reported to ESK in writing within thirty
               (30) days after the date of the receipt of the Products by Distributor or any Buyer receiving Products through Distributor (in the case of any nonconformity discoverable through reasonable inspection by Distributor or such Buyer) or within thirty (30) days after the discovery of the nonconformity (in the case of any nonconformity not discoverable through such reasonable inspection, but in any event notice of any nonconformity, whether or not discoverable by reasonable inspection, must be given to ESK within one hundred eighty (180) days after delivery of the Products to Buyer), ESK, upon being satisfied of the existence of such nonconformity, will correct the same by, at the Distributor's option, delivering replacement Products or refunding the purchase price (or, where appropriate, the unit price for such relevant quantity of the Products as have the nonconformity) paid by Distributor or Buyer. If the Products are found by ESK to be nonconforming, ESK will pay shipping costs for return. No Products shall be returned to ESK, however, without its express written consent.

               The foregoing warranty is the sole warranty of ESK. All other warranties, express or implied, including warranties of merchantability and fitness for purpose, are excluded and disclaimed.

          9.   Product Liability Insurance
               The parties shall each carry product liability insurance, covering the Products which are subject to this Agreement and shall provide proof thereof upon request of the other party.

          10.  Termination
          10.1 This Agreement may be terminated:
               (a)  as set forth in section 1.3

               (b) at once by either party if the other party hereto commits a material breach or default under this Agreement, which breach or default shall not be remedied within 30 days after the giving of notice thereof to the party in breach or default; or
               (c) at once by either party if the other party hereto is unable to pay its debts as they fall due for a period of sixty (60) days or enters into liquidation or dissolution or becomes insolvent, or if a trustee or receiver is appointed for such party, whether by voluntary act or otherwise, or if any proceeding is instituted by or against such party under the provisions of any bankruptcy act or amendment thereto and is not dismissed within sixty (60) days; or

               (d) at once by either party if (i) either direct or indirect control of the Common Stock, Class A Common Stock, Series A Preferred Stock or Series B Preferred Stock, of Distributor is transferred, either voluntarily or involuntarily, to any person or entity other than the current control groups; or (ii) if all or a substantial part of the assets of either party shall be sold in other than the ordinary course of business; or (iii) if either party attempts to assign this Agreement without the other party's prior written consent.

          10.2 It is expressly understood and agreed that neither party hereto is under any obligation to continue this Agreement in effect, nor to continue the arrangement established hereunder, after termination of this Agreement in accordance with this section 10. Both parties recognize the necessity of making expenditures in preparing to perform and in performing this Agreement, and they recognize the possibility and the likelihood of losses or damages resulting from its termination. The parties nevertheless agree that no party shall be liable to the other for termination of this Agreement in accordance with this section 10, and each party specifically agrees not to hold the other liable for any losses or damages resulting from such termination, including, but not limited to, loss of or damage to investments, leases and sales, advertising and promotional activities, whether incurred in connection with the preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

          10.3 After notice of termination is given by either party under this section 10, the parties are entitled to restrict or even stop entirely deliveries or acceptance of deliveries of the Products, including deliveries on orders already received at the time of notice of termination. However, ESK is required to make the Products available to Distributor in order to enable Distributor to maintain its own legally binding delivery commitments existing before termination becomes effective for delivery contracts signed by Distributor for up to one year commitments.

          11.  Special and Consequential Damages
               The parties agree that the remedies provided in this Agreement are adequate, and that therefore no party shall be liable to the other for special or consequential damages arising from the breach of any obligation hereunder or for any other reason whatsoever other than as specifically provided for herein.

          12.  Miscellaneous Provisions
          12.1 The relationship between Distributor and ESK is that of independent contractor and not of employer-employee or principal-agent. Distributor is not the legal representative of ESK, and ESK is not the legal representative of Distributor, and no party shall hold itself out as such. Neither Distributor nor ESK has the right or authority to assume or undertake any obligation or make any representation on behalf of the other.

          12.2 Both parties acknowledge and agree that any internal and confidential knowledge or information or trade secrets about the activities, processes or products of either party hereto, which the other shall receive or learn in the performance of its obligations hereunder, shall be kept strictly confidential and secret, even after termination of this Agreement, and shall not be used by such other party hereto in its own business without the prior written consent of the owner of the same or unless pursuant to a separate license agreement between the parties or unless the same shall have become known in the industry through no fault of the party seeking to use the other's information or unless the same shall have become known to such party from other sources not involving a breach of any contractual obligation. Each party shall be responsible for seeing that its own employees and agents observe the terms of this Agreement.

          12.3 ESK agrees to inform Distributor of all inquiries and orders received by it directly from the Territory for delivery in the Territory of the Products. In return, Distributor shall send to ESK all inquiries and orders received by it either for delivery outside the Territory or in regard to customers who wish to deal directly with ESK.

          12.4 This Agreement, including any claims arising out of or connected with this Agreement, may not be assigned by either party except with the prior written consent of the other party.

          12.5 The failure of any party hereto to require the performance of any term of this Agreement or waiver by any party of any breach under this Agreement shall not prevent a subsequent enforcement of such term nor be deemed waiver of any subsequent breach. Subject to the provisions of section 10 hereof in regard to notice of default and right to cure, time is of the essence in the performance of each party's obligations hereunder.

          12.6 The captions set forth herein are for convenience of reference only and shall not be considered as part hereof or in any way to limit or amplify the terms and provisions hereof.

          13.  Notices
               Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given after the same has been mailed by registered or certified mail (air mail if overseas), return receipt requested, to the respective addresses appearing on the first page of this instrument, or to such other addresses as the parties may from time to time designate in writing.

          14.  Controversies
               Any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and the judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in such location as shall be mutually agreeable to the parties, but in the absence of such agreement in New York, New York.

          15.  Modifications
               Modifications to this Agreement must be confirmed by both parties in writing prior to the effective date.

          16.  Severability of the Contract
               Should any provision of this contract lack validity or become void, the remaining provisions hereof will remain in force.

          17.  Applicable Law
               This contract is subject to and shall be construed in accordance with the law of the State of New York.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement this ___ day of July, 1997.

          ELEKTROSCHMELZWERK KEMPTEN GMBH         EXOLON-ESK COMPANY


          By:                                     By: J. Fred Silver,
                                                      President